Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2024 RESULTS

New York, NY – November 7, 2024– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the third quarter 2024.

HIGHLIGHTS & RECENT DEVELOPMENTS

Quarterly Results:

•	Net income for the third quarter of 2024 was $92 million, or $1.84 per diluted share.

•	Adjusted net income(1) for the third quarter of 2024 was $78 million, or $1.57 per diluted share.

•	Adjusted EBITDA(1) for the third quarter of 2024 was $130 million.

Robust Balance Sheet:

•	Total liquidity was approximately $694 million as of September 30, 2024, including total cash (1) of $153 million and $541 million undrawn revolving credit capacity.

•	Repaid $50 million on the Company’s $500 million RCF, increasing undrawn revolver capacity.

•	Net loan-to-value remained historically low at approximately 13.5% as of September 30, 2024.

Fleet Optimization Program:

•	Sold a 2008-built MR for net proceeds of approximately $24 million.

Returns to Shareholders:

•	Repurchased 501,646 shares for a total cost of approximately $25 million, representing an average purchase price of $49.81 per share.

•	Paid a combined $1.50 per share in regular and supplemental dividends in September 2024.

•	Declared a combined dividend of $1.20 per share to be paid in December 2024, representing 75% of adjusted net income(1) for the third quarter.

“We continue to execute on our balanced capital allocation strategy, utilizing our strong cash generation in third quarter to deliver double-digit returns to our shareholders,” said Lois K. Zabrocky, International Seaways President and CEO. “Including the combined dividend of $1.20 per share declared for the fourth quarter, aggregate dividends in 2024 will total $5.77 per share, or 12% of the average share price. We remain committed to a balanced capital allocation approach, as we continue to look for attractive opportunities to enhance our fleet, while optimizing returns to shareholders.”

Ms. Zabrocky added, “Market fundamentals remain strong for tankers in the near term, supported by global oil demand growth, which is expected to be at or above historical growth rates. Ton-mile demand remains elevated due to geopolitical events that could take significant time to unwind. While newbuilding orders have risen to about 13% of the global tanker fleet, nearly half of the existing fleet is expected to be over 20 years old by the time the newbuildings deliver into the market. We expect that these dynamics will continue to drive strong earnings, positioning Seaways to generate significant free cash flow and continue building on our track record of investing in our fleet and returning substantial cash flow to shareholders.”

Jeff Pribor, the Company’s CFO stated, “We returned nearly $100 million to investors in dividends and share repurchases during the third quarter, representing 84% of the prior quarter’s adjusted net income that was returned to shareholders. With ample cash and liquidity of $694 million, a record low net loan-to-value and low spot cash break evens, we are well-positioned to continue creating value by executing our balanced capital allocation strategy.”

THIRD QUARTER 2024 RESULTS

Net income for the third quarter of 2024 was $92 million, or $1.84 per diluted share, compared to net income of $98 million, or $1.99 per diluted share, for the third quarter of 2023. The decrease was primarily driven by a decrease in TCE revenues(1) and an increase in vessel expenses and depreciation and amortization, reflecting the delivery of six modern MR vessels during the second quarter of 2024, partially offset by gains on the sale of one vessel in the third quarter of 2024.

Shipping revenues for the third quarter were $225 million, compared to $242 million for the third quarter of 2023. Consolidated TCE revenues(1) for the third quarter were $220 million, compared to $236 million for the third quarter of 2023.

Adjusted EBITDA(1) for the third quarter was $130 million, compared to $151 million for the third quarter of 2023.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $103 million for the third quarter of 2024, compared to $114 million for the third quarter of 2023. TCE revenues(1) were $99 million for the third quarter, compared to $111 million for the third quarter of 2023. This decrease was attributable to a decrease in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $29,700, $38,000 and $25,100 per day, respectively, compared with approximately $41,000, $38,700 and $34,000 per day, respectively, during the third quarter of 2023.

Product Carriers

Shipping revenues for the Product Carriers segment were $122 million for the third quarter of 2024, compared to $127 million for the third quarter of 2023. TCE revenues(1) were $121 million for the third quarter, compared to $125 million for the third quarter of 2023. This decrease is primarily attributable to a decline in LR1 spot earnings to approximately $46,900 per day from $56,300 per day partially offset by an increase in MR spot earnings to $29,000 per day from $26,600 per day.

YEAR-TO-DATE 2024 RESULTS

Net income for the nine months ended September 30, 2024 was $381 million, or $7.66 per diluted share, compared to net income of $424 million, or $8.58 per diluted share, for the first nine months of 2023.

Shipping revenues for the nine months ended September 30, 2024 were $757 million, compared to $821 million for the first nine months of 2023. Consolidated TCE revenues(1) for the first nine months of 2024 were $743 million, compared to $808 million for the first nine months of 2023.

Adjusted EBITDA(1) for the nine months ended September 30, 2024 was $488 million, compared to $565 million for the first nine months of 2023.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $355 million for the first nine months of 2024, compared to $399 million for the first nine months of 2023. TCE revenues(1) for the Crude Tankers segment were $344 million for the first nine months of 2024, compared to $389 million for the first nine months of 2023.

Product Carriers

Shipping revenues for the Product Carriers segment were $402 million for the first nine months of 2024, compared to $422 million for the first nine months of 2023. TCE revenues(1) for the Product Carriers segment were $399 million for the first nine months of 2024 compared to $419 million for the first nine months of 2023.

BALANCE SHEET ENHANCEMENTS

During the third quarter of 2024, the Company repaid $13 million in mandatory payments required under its existing debt facilities and sale leaseback arrangements. For the nine months ended September 30, 2024, the Company repaid $56 million of mandatory debt payments.

In April 2024, the Company amended and extended the $750 Million Facility, under which the Company had a remaining term loan balance of $95 million and undrawn revolver capacity of $257 million prior to closing. The new agreement consists of a $500 million revolving credit facility (the “$500 Million RCF”) that matures in January 2030. Under the terms of the $500 Million RCF, capacity is reduced on a quarterly basis by approximately $13 million, based on a 20-year age-adjusted profile of the collateral vessels. The $500 Million RCF bears an interest rate based on term SOFR +185bps (the “margin”) and includes similar sustainability-linked features as included in the $750 Million Credit Facility, which could impact the margin by five basis points. The sustainability-linked features are aimed at reducing the Company’s carbon footprint, targeting expenditures toward energy efficiency improvements and maintaining a safety record above the industry average. Prior to executing the agreement, the Company prepaid the outstanding balance on the ING Credit Facility of $20 million and included the collateral vessel in the $500 Million RCF. The $500 Million RCF saves approximately $20 million per quarter in mandatory debt repayments and reduces future interest expense through a margin reduction of over 85 basis points.

In June 2024, the Company borrowed $50 million under the $500 Million RCF, which was repaid during the third quarter. Following the repayments and amortizing capacity during the third quarter, aggregate undrawn revolving capacity was $541 million at September 30, 2024.

FLEET OPTIMIZATION PROGRAM

In July 2024, the Company sold a 2008-built MR for net proceeds of approximately $24 million. During 2024, the Company sold three vessels for aggregate net proceeds of $72 million. In the second quarter of 2024, a 2009-built MR and a 2008-built MR were sold for aggregate net proceeds of $48 million. In connection with vessel sales, the Company recorded gains of $41 million in aggregate during 2024.

During the nine months ended September 30, 2024, the Company took delivery of six modern MR vessels for an aggregate consideration of $232 million. In connection with the acquisitions, the Company issued 623,778 common shares to the sellers, representing 15% of the aggregate consideration with the remaining funding provided by cash on hand.

During 2024, the Company entered into three time charter agreements on two 2009-built MRs and a 2014-built LR2. The charters have durations of around three years and were delivered to the charterers during the third quarter. From October 1, 2024 through expiry, total future contracted revenues aggregate to approximately $345 million, excluding any applicable profit share.

The Company has contracts to build six scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a price in aggregate of approximately $359 million. The vessels are expected to be delivered beginning in the second half of 2025 through the third quarter of 2026. These vessels are expected to deliver into our niche Panamax International Pool, which has consistently outperformed the market.

RETURNS TO SHAREHOLDERS

In September 2024, the Company paid a combined dividend of $1.50 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.38 per share.

On November 6, 2024, the Company’s Board of Directors declared a combined dividend of $1.20 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.08 per share of common stock. Both dividends will be paid on December 27, 2024, to shareholders with a record date at the close of business on December 13, 2024.

During the third quarter of 2024, the Company repurchased and retired 501,646 shares of its common stock in open market purchases, at an average price of $49.81 for an aggregate cost of approximately $25 million. In November 2024, the Company’s Board of Directors authorized an increase to $50 million for the share repurchase program that expires at the end of 2025.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its third quarter 2024 results at 9:00 a.m. Eastern Time on Thursday, November 7, 2024. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 730934. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until November 14, 2024, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 826562.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 83 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 14 LR1s (including six newbuildings), and 38 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions and disposals, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2023 for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$170,007	$194,465	$603,970	$701,634
Time and bareboat charter revenues	36,842	27,587	99,030	66,849
Voyage charter revenues	18,341	19,656	54,000	52,558
Total Shipping Revenues	225,190	241,708	757,000	821,041

Operating Expenses:
Voyage expenses	5,503	5,756	14,537	13,434
Vessel expenses	71,269	64,596	202,490	188,516
Charter hire expenses	7,245	11,297	20,841	30,599
Depreciation and amortization	39,304	33,363	109,974	95,356
General and administrative	13,411	12,314	37,494	35,082
Other operating expenses	985	—	2,715	—
Third-party debt modification fees	-	148	168	568
(Gain)/loss on disposal of vessels and other assets, net	(13,499)	74	(41,402)	(10,648)
Total operating expenses	124,218	127,548	346,817	352,907
Income from vessel operations	100,972	114,160	410,183	468,134
Other income	3,211	646	8,525	8,308
Income before interest expense and income taxes	104,183	114,806	418,708	476,442
Interest expense	(12,496)	(16,817)	(37,808)	(51,678)
Income before income taxes	91,687	97,989	380,900	424,764
Income tax benefit/(provision)	1	(52)	1	(432)
Net income	$91,688	$97,937	$380,901	$424,332

Weighted Average Number of Common Shares Outstanding:
Basic	49,544,412	48,861,356	49,302,367	49,008,901
Diluted	49,881,317	49,275,022	49,677,238	49,442,825

Per Share Amounts:
Basic net income per share	$1.85	$2.00	$7.72	$8.65
Diluted net income per share	$1.84	$1.99	$7.66	$8.58

Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$103,309	$126,760
Short-term investments	50,000	60,000
Voyage receivables	191,093	247,165
Other receivables	15,682	14,303
Inventories	378	1,329
Prepaid expenses and other current assets	9,721	10,342
Current portion of derivative asset	2,087	5,081
Total Current Assets	372,270	464,980

Vessels and other property, less accumulated depreciation	2,045,331	1,914,426
Vessels construction in progress	24,401	11,670
Deferred drydock expenditures, net	82,628	70,880
Operating lease right-of-use assets	12,295	20,391
Pool working capital deposits	33,794	31,748
Long-term derivative asset	214	1,153
Other assets	16,913	6,571
Total Assets	$2,587,846	$2,521,819

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$45,796	$57,904
Current portion of operating lease liabilities	7,673	10,223
Current installments of long-term debt	49,823	127,447
Total Current Liabilities	103,292	195,574
Long-term operating lease liabilities	6,773	11,631
Long-term debt	600,689	595,229
Other liabilities	2,462	2,628
Total Liabilities	713,216	805,062

Equity:
Total Equity	1,874,630	1,716,757
Total Liabilities and Equity	$2,587,846	$2,521,819

Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$380,901	$424,332
Items included in net income not affecting cash flows:
Depreciation and amortization	109,974	95,356
Amortization of debt discount and other deferred financing costs	3,093	4,491
Deferred financing costs write-off	—	1,952
Stock compensation	5,736	5,912
Earnings of affiliated companies	(42)	20
Other – net	(519)	(2,140)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(41,402)	(10,648)
Loss on extinguishment of debt	—	1,323
Payments for drydocking	(43,855)	(27,622)
Insurance claims proceeds related to vessel operations	1,004	2,858
Changes in operating assets and liabilities	38,626	67,085
Net cash provided by operating activities	453,516	562,919
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(216,589)	(192,218)
Proceeds from disposal of vessels and other assets	71,915	20,036
Expenditures for other property	(880)	(1,035)
Investments in short-term time deposits	(125,000)	(210,000)
Proceeds from maturities of short-term time deposits	135,000	215,000
Pool working capital deposits	(1,532)	(1,334)
Net cash used in investing activities	(137,086)	(169,551)
Cash Flows from Financing Activities:
Borrowing on revolving credit facilities	50,000	50,000
Repayments on revolving credit facilities	(50,000)	—
Repayments of debt	(39,851)	(323,685)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	—	169,717
Payments on sale and leaseback financing and finance lease	(36,831)	(123,732)
Payments of deferred financing costs	(5,759)	(3,006)
Premium and fees on extinguishment of debt	—	(1,323)
Repurchase of common stock	(25,000)	(13,948)
Cash dividends paid	(225,385)	(247,001)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(7,055)	(5,158)
Net cash used in financing activities	(339,881)	(498,136)
Net decrease in cash and cash equivalents	(23,451)	(104,768)
Cash and cash equivalents at beginning of year	126,760	243,744
Cash and cash equivalents at end of period	$103,309	$138,976

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2024 and the comparable period of 2023. Revenue days in the quarter ended September 30, 2024 totaled 6,671 compared with 6,663 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $954 and $874 per day for the three months ended September 30, 2024 and 2023, respectively.

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$29,711	$31,903		$40,961	$35,319
Number of Revenue Days	881	276	1,157	870	297	1,167
Suezmax
Average TCE Rate	$38,044	$30,979		$38,708	$30,973
Number of Revenue Days	1,014	183	1,197	1,012	184	1,196
Aframax
Average TCE Rate	$25,119	$38,574		$34,046	$38,652
Number of Revenue Days	186	91	277	232	73	305
Total Crude Tankers Revenue Days	2,081	550	2,631	2,114	554	2,668
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,498		$32,603	$-
Number of Revenue Days	-	69	69	92	-	92
Panamax (LR1)
Average TCE Rate	$46,899	$-		$56,295	$-
Number of Revenue Days	594	-	594	685	-	685
MR
Average TCE Rate	$29,006	$21,920		$26,563	$21,200
Number of Revenue Days	2,685	692	3,377	2,836	382	3,218
Total Product Carriers Revenue Days	3,279	761	4,040	3,613	382	3,995
Total Revenue Days	5,360	1,311	6,671	5,727	936	6,663

Revenue days in the above table exclude days related to full service lighterings. In addition, during 2024 and 2023, certain of the Company’s vessels were employed on transitional voyages, which are excluded from the table above.

During the 2024 and 2023 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of September 30, 2024, INSW’s fleet totaled 82 vessels, of which 62 were owned, 14 were chartered in and six contracted newbuildings.

			Total at September 30, 2024
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	9	13	3,910,572
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	21	9	30	6,424,701

LR2	1	-	1	112,691
LR1	6	1	7	522,698
MR	34	4	38	1,901,526
Product Carriers	41	5	46	2,536,915

Total Operating Fleet	62	14	76	8,961,616

Newbuild Fleet
LR1	6	-	6	441,600

Total Newbuild Fleet	6	-	6	441,600

Total Operating and Newbuild Fleet	68	14	82	9,403,216

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Adjusted Net Income

Adjusted net income consists of net income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Net income	$91,688	$97,937	$380,901	$424,332
Third-party debt modification fees	-	148	168	568
Write-off of deferred financing costs	-	1,343	-	1,952
(Gain)/loss on disposal of vessels and other assets, net of impairments	(13,499)	74	(41,402)	(10,648)
Provision for settlement of multi-employer pension plan obligations	44	-	1,019	-
Loss on extinguishment of debt	-	1,211	-	1,323
Adjusted Net Income	$78,233	$100,713	$340,686	$417,527

Weighted average shares outstanding (diluted)	49,881,317	49,275,022	49,677,238	49,442,825
Adjusted Net Income per diluted share	$1.57	$2.04	$6.85	$8.44

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Net income	$91,688	$97,937	$380,901	$424,332
Income tax (benefit)/provision	(1)	52	(1)	432
Interest expense	12,496	16,817	37,808	51,678
Depreciation and amortization	39,304	33,363	109,974	95,356
EBITDA	143,487	148,169	528,682	571,798
Third-party debt modification fees	-	148	168	568
Write-off of deferred financing costs	-	1,343	-	1,952
(Gain)/loss on disposal of vessels and other assets, net of impairments	(13,499)	74	(41,402)	(10,648)
Provision for settlement of multi-employer pension plan obligations	44	-	1,019	-
Loss on extinguishment of debt	-	1,211	-	1,323
Adjusted EBITDA	$130,032	$150,945	$488,467	$564,993

(C) Cash

	September 30,	December 31,
($ in thousands)	2024	2023
Cash and cash equivalents	$103,309	$126,760
Short-term investments	50,000	60,000
Total Cash	$153,309	$186,760

(D) Free Cash Flow

Free cash flow represents cash flows from operating activities, less mandatory repayments of debt (including those under sale and leaseback agreements) less capital expenditures excluding payments made to acquire a vessel or vessels, which the Company believes is useful to investors in understanding the net cash generated from its core business activities after certain mandatory obligations.

($ in thousands)	2023		2024
For the three months ended:	September 30	December 31	March 31	June 30	September 30
Net cash provided by operating activities (1)	$148,463	$125,483	$156,442	$167,939	$129,135
Repayments of debt (1)	(132,152)	(108,365)	(19,538)	-	-
Payments on sale and leaseback (1)	(10,946)	(12,233)	(12,146)	(12,179)	(12,506)
Less: optional prepayments (2)	104,312 (3)	88,382	-	-	-
Expenditures for vessels (1)	(4,150)	(12,941)	(26,420)	(176,455)	(13,714)
Expenditures for other property (1)	(449)	(436)	(701)	(100)	(79)
Less: payments for acquiring vessels (2)	-	11,548	23,200	174,896	11,854
Free Cash Flow	$105,078	$91,438	$120,837	$154,101	$114,690

(1)	Reflects current period balance on the face of the Consolidated Statement of Cash Flows, less the prior quarter’s balance on the face of the Consolidated Statement of Cash Flows. The captions have been adjusted for summary purposes; the complete list of captions are as follows, in order as in the table above: Net cash provided by operating activities, Repayments of debt, Payments and advance payment on sale and leaseback financing and finance lease, Expenditures for vessels, vessel improvements and vessels under construction, and Expenditures for other property. For the period ended September 30, 2023, Repayments of Debt include the line item Premium and fees on extinguishment of debt.

(2)	Payments for acquiring vessels include the contractual payments for the LR1 newbuildings. In addition, during the three months ended March 31, 2024, the Company announced the acquisition of six MRs for a total contract price of $232 million, of which 10% was paid in deposit in the same quarter. The vessels delivered during the second quarter of 2024.

(3)	In connection with the execution of the revolving credit facility (“$160 Million Facility”) in the third quarter of 2023, the Company drew $50 million as of September 30, 2023. During October 2023, the Company repaid the outstanding amounts on the facility.

(E) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Time charter equivalent revenues	$219,687	$235,952	$742,463	$807,607
Add: Voyage expenses	5,503	5,756	14,537	13,434
Shipping revenues	$225,190	$241,708	$757,000	$821,041